AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                       ON APRIL 9, 1998
                  REGISTRATION NO.333-________

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                HOME PROPERTIES OF NEW YORK, INC.
        (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

               MARYLAND                 16-1455126
    (STATE OR OTHER JURISDICTION OF         (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         IDENTIFICATION NO.)

                       850 CLINTON SQUARE
                    ROCHESTER, NEW YORK 14604
                          (716) 546-4900
                (ADDRESS, INCLUDING ZIP CODE, AND
            TELEPHONE NUMBER, INCLUDING AREA CODE, OF
            REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                     ANN M. MCCORMICK, ESQ.
          VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                HOME PROPERTIES OF NEW YORK, INC.
                       850 CLINTON SQUARE
                    ROCHESTER, NEW YORK 14604
                          (716) 246-4105
                    FACSIMILE: (716) 546-5433
               (NAME, ADDRESS, INCLUDING ZIP CODE,
              AND TELEPHONE NUMBER, INCLUDING AREA
                   CODE, OF AGENT FOR SERVICE)

                           COPIES TO:

                   DEBORAH MCLEAN QUINN, ESQ.
               NIXON, HARGRAVE, DEVANS & DOYLE LLP
                       1300 CLINTON SQUARE
                   ROCHESTER, NEW YORK  14604
                          (716) 263-1307
                    FACSIMILE: (716) 263-1600


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans,
please check the following box.   / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/



                 CALCULATION OF REGISTRATION FEE

Title of each               Proposed       Proposed
class of        Amount      maximum        maximum
securities to   to be       offering       aggregate     Amount of
be registered   registered  price          offering      registration
                            per unit       price         fee
--------------  ----------  ---------      ------------  ------------


Common stock,
par value
$.01           900,000 sh. $ 26.7812 (1)   $24,101,080   $7,110.41(2)
                                            (1)(2)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon prices on the New York Stock Exchange on April 7, 1998.

(2) Pursuant to Rule 429 under the Securities Act of 1933, as of the date hereof, (a) 332,939 shares of the Registrant's Common Stock were still available for sale under the Registrant's Registration Statement on Form S-3, No. 333-43303 and a registration fee of $6,379.38 was paid on December 24, 1997 with respect to such shares; and (b) 821,221 shares of the Registrant's Common Stock were still available for sale under the Registrant's Registration Statement on Form S-3, No. 33-96004 and a registration fee of $5,158.23 was paid on August 16, 1995 with respect to such shares. The Prospectus contained in this Registration Statement is also the Prospectus under the Registrant's Registration Statements on Form S-3, Nos.33-96004 and 333-43303 for purposes of Section 10 of the Securities Act of 1933, as amended, pursuant to Rule 429 under such Act.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUPPLEMENT
                HOME PROPERTIES OF NEW YORK, INC.

              DIVIDEND REINVESTMENT, STOCK PURCHASE
    RESIDENT STOCK PURCHASE AND EMPLOYEE STOCK PURCHASE PLAN

     This supplements the Prospectus of Home Properties of New York, Inc. ("Home Properties" or the Company") dated November 5, 1995, as amended by Prospectus Supplements dated July 15, 1996, October 8, 1996, July 7, 1997, October 8, 1997 and December 24, 1997.

     Home Properties is a self-managed real estate investment trust which operates 163 communities with 22,862 apartment units. Of these, 15,514 units in 68 communities are owned outright, 4,862 units are managed by the Company as general partner and 2,486 are managed for other owners, primarily affiliates of the Company. The communities are located in the Northeastern, Mid-Atlantic and Midwestern United States. Home Properties also manages 1.7 million square feet of commercial space. Home Properties conducts substantially all of its business and owns all of its properties through Home Properties of New York, L.P. (the "Operating Partnership"), of which the Company is the general partner. To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended, the Operating Partnership carries out portions of its property management and development activities through management companies beneficially owned by the Operating Partnership or controlled by one or more officers of Home Properties (the "Management Companies").

     The Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan, as amended and restated (the "Plan"), of Home Properties of New York, Inc. has been amended to increase the number of shares of Home Properties' common stock ("Common Stock") available for purchase with voluntary cash payments. The Board of Directors of Home Properties has increased the number of shares of the Common Stock which are available for purchase under the Plan with optional cash payments by 900,000 shares to 3,950,000 shares. Home Properties will receive the proceeds of the sale of newly issued Common Stock. In each place in the enclosed Prospectus where the aggregate number of shares of Common Stock initially available under the Plan is referred to, the number 3,950,000 shares is replaced with the number 4,850,000 shares, and at each reference to the aggregate number of shares available for voluntary cash purchases the number 3,050,000 shares is replaced by the number 3,950,000 shares. As of the date of this Prospectus Supplement, an aggregate of 2,717,061 shares have been purchased through voluntary cash purchases and 78,778 shares have been purchased through the dividend reinvestment feature of the Plan.

     The Prospectus is further amended by replacing the information under "Experts" in its entirety with the following:

     The consolidated balance sheets of Home Properties of New York, Inc. as of December 31, 1997 and 1996 and the consolidated results of operations and cash flows for each of the three years in the period ended
     December 31, 1997, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus Supplement is April 9, 1998

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
TO THE CONTRARY IS UNLAWFUL.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF ANY OFFER TO BUY IN ANY JURISDICTION IN WHICH
SUCH OFFER IS UNLAWFUL.

               DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which have been filed by Home
Properties under the Securities Exchange Act of 1934, as amended
(the "Exchange Act"), are incorporated into this Prospectus
Supplement by reference:  the Company's Annual Report on Form 10-
K for the year ended December 31, 1997; the Company's Current
Reports on Form 8-K filed February 20, 1998, March 24, 1998 and
March 26, 1998; the Company's Current Reports on Form 8-K/A filed January 12, 1998 amending its Current Report on Form 8-K filed on October 7, 1997 and filed on March 24, 1998 amending its Current
Report on Form 8-K filed on October 31, 1997; and all other reports hereafter filed by the Company pursuant to Section 13(a) of the Exchange Act since December 31, 1997. Documents incorporated herein by reference are available to any shareholder of the Company, on written or oral request, without charge, from the Company. Requests should be directed to David P. Gardner, Chief Financial Officer, Home Properties of New York, Inc., 850 Clinton Square, Rochester, New York 14604, telephone (716) 546-4900.
Copies of documents so requested will be sent by first class mail, postage paid.

                     CHANGES TO RISK FACTORS

     As of the date of this Prospectus Supplement, less than fifty percent of the apartment units operated by the Company are located within New York State. The Company's current properties are located in New York, Michigan, Pennsylvania, New Jersey, Ohio, Virginia, Connecticut and Indiana. The Company's ability to continue to make distributions to stockholders is no longer as dependent upon the economy in New York State.

                       RECENT LEGISLATION

     The Taxpayer Relief Act of 1997 was signed into law on August 5, 1997 and applied to the Company beginning with its 1998 taxable year. Certain aspects of its application to REITs are unclear. Stockholders should consult their tax advisors regarding changes made by the Taxpayer Relief Act of 1997 on REITs. The following paragraphs summarize certain provisions of the Taxpayer Relief Act of 1997 which should be read in conjunction with the information under the heading "Federal Income Tax Considerations" in the accompanying Prospectus.

     In determining whether a REIT satisfies the income tests for qualification, for taxable years beginning after August 5, 1997, the Taxpayer Relief Act of 1997 repeals the requirement that less than 30% of gross income come from gain from the sale or other disposition of stock or securities held for less than one year, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sale of foreclosure property).

     Also, for taxable years beginning after August 5, 1997, the Taxpayer Relief Act of 1997 permits a REIT to render a de minimis amount of otherwise impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent. The value of such services must not exceed 1% of all amounts received or accrued during the year, directly or indirectly, from the property. The amount received for any such impermissible service or management operation for this purpose will be deemed to be not less than 150% of the direct cost to the REIT in furnishing or rendering the service or management operation.

     For taxable years beginning after August 5, 1997, the Taxpayer Relief Act of 1997 permits a REIT to designate the amount of its undistributed net long- term capital gains received during the taxable year which its stockholders are to include in their taxable income as long-term capital gains by a notice mailed to stockholders within 60 days after the end of the taxable year (or in a notice mailed with its annual report for the taxable year). If Home Properties made this designation, the stockholders would include in their income as long-term capital gains their proportionate share of the undistributed long-term capital gains as designated by Home Properties. Home
Properties would pay income tax on such retained net long-term capital gains and the stockholders would be deemed to have paid their proportionate share of the tax, which would be credited to the stockholders. The basis of the stockholders' shares would be increased by the amount of the undistributed long-term capital gains (less the amount of capital gains tax paid by the REIT) included in the stockholders' long-term capital gains.

     The Taxpayer Relief Act of 1997 made certain changes with respect to taxation of long-term capital gains earned by taxpayers other than corporations. In general, assets sold on or after July 29, 1997 by an individual will be subject to a maximum tax rate on net long-term capital gains (the excess of net long-term capital gain over short-term capital loss) of 20% if the shares were held for at least eighteen months. Capital gain on the disposition of assets on or after July 29, 1997 held for more than one year but less than eighteen months at the time of disposition will be taxed at a maximum rate of 28%. Other transition rules may also apply. A maximum federal income tax rate of 25% applies to "unrecaptured section 1250 gain." "Unrecaptured 1250 gain" generally includes the long-term capital gain realized on (i) the sale after May 6, 1997 of a real property asset described in Section 1250 of the Code or (ii) the sale after July 28, 1997 of a real property asset described in
Section 1250 of the Code which the taxpayer held for more than eighteen months, but in each case not in excess of the amount of depreciation (less the gain, if any, treated as ordinary income under Section 1250) taken on such asset. In certain cases, an 18% maximum rate will apply instead after December 31, 2000. If the Company makes distributions of capital gains to its shareholders in the future, it may designate (subject to certain limitations) whether such distribution is taxable to its non-corporate shareholders at a 20%, 25% or 28% rate.

     The budget proposal announced by the Clinton administration on February 2, 1998 contained provisions which may affect the Company if adopted in their proposed form. One provision would prohibit REITs from owning more that 10% of the voting power or value of any class of the capital stock of a corporation taxed under Subchapter C of the Internal Revenue Code. The proposed effective date of this provision is as of the date of the "first committee action" with respect to the legislation and would apply to C corporations acquired after the effective date or those owned prior to the effective date which acquire a new trade or business or substantial new assets. Currently, a similar prohibition exists on REIT ownership of voting control but not value (other than a requirement that the REIT's ownership interest in such entities must not exceed 5% of its total assets). The Company, through the Operating Partnership, currently owns 100% of the non-voting equity in the Management Companies constituting 90% of the outstanding capital stock. If this legislation were adopted as proposed, the Management Companies would be prohibited from entering into new lines of business and from acquiring substantial new assets. In addition, the company would not be able to acquire other C corporations like the Management Companies which generate income from businesses which would be nonqualifying income if received directly by the Company. The other provision of the budget proposal requires recognition of "built-in-gain" upon the conversion of large C corporations to REIT status. If adopted in its current form, the Company would be required to immediately recognize built-in-gain if it merges with a "large" (market value of capital stock in excess of $5 million) C corporation.

     The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which would affect the taxation of Home Properties or of its stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting Home Properties or its stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative, judicial or administrative action.

PROSPECTUS SUPPLEMENT

                HOME PROPERTIES OF NEW YORK, INC.

              DIVIDEND REINVESTMENT, STOCK PURCHASE
    RESIDENT STOCK PURCHASE AND EMPLOYEE STOCK PURCHASE PLAN

     This supplements the Prospectus of Home Properties of New
York, Inc. dated November 5, 1995, as amended by Prospectus
Supplements dated July 15, 1996, October 8, 1996, July 7, 1997 and October 8, 1997.

     The Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan, as amended and restated (the "Plan"), of Home Properties of New York, Inc. ("Home Properties" or the "Company") has been amended to increase the number of shares of Home Properties' common stock ("Common Stock") available for purchase with voluntary cash payments. The Board of Directors of Home Properties has increased the number of shares of the Common Stock which are available for purchase under the Plan with optional cash payments by 800,000 shares to 3,050,000 shares. Home Properties will receive the proceeds of the sale of newly issued Common Stock. In each place in the enclosed Prospectus where the aggregate number of shares of Common Stock initially available under the Plan is referred to, the number 3,150,000 shares is replaced with the number 3,950,000 shares, and at each reference to the aggregate number of shares available for voluntary cash purchases the number 2,250,000 shares is replaced by the number 3,050,000 shares. As of the date of this Prospectus Supplement, an aggregate of 2,193,170 shares have been purchased through voluntary cash purchases and 49,274 shares have been purchased through the dividend reinvestment feature of the Plan.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   The date of this Prospectus Supplement is December 23, 1997

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
TO THE CONTRARY IS UNLAWFUL.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF ANY OFFER TO BUY IN ANY JURISDICTION IN WHICH
SUCH OFFER IS UNLAWFUL.



               DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which have been filed by Home Properties under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated into this Prospectus Supplement by reference: The Company's Quarterly Report on Form 10-Q for the quarterly period ending September 30, 1997; the Company's Current Reports on Form 8-K filed October 9, 1997 (two reports), October 31, 1997 and December 23, 1997; the Company's Current Report on Form
8-K/A filed December 3, 1997 amending its Current Report on Form 8-K filed on October 3, 1997; and all other reports filed by the Company pursuant to Section 13(a) of the Exchange Act since December 31, 1996. Documents incorporated herein by reference are available to any shareholder of the Company, on written or oral request, without charge, from the Company. Requests should be directed to David P. Gardner, Chief Financial Officer, Home Properties of New York, Inc., 850 Clinton Square, Rochester, New York 14604, telephone (716) 546-4900. Copies of documents so requested will be sent by first class mail, postage paid.

PROSPECTUS SUPPLEMENT

                HOME PROPERTIES OF NEW YORK, INC.

              DIVIDEND REINVESTMENT, STOCK PURCHASE
    RESIDENT STOCK PURCHASE AND EMPLOYEE STOCK PURCHASE PLAN

     This supplements the Prospectus of Home Properties of New
York, Inc. dated November 5, 1995, as amended by Prospectus
Supplements dated July 15, 1996, October 8, 1996, and July 7,
1997.

     Home Properties is a self-managed real estate investment trust which manages 134 communities with 16,004 apartment units. Of these, 9,756 units in 44 communities are owned outright, 4,782 units are managed by the Company as general partner and 1,466 are managed for other owners, primarily affiliates of the Company. The majority of the communities are located throughout New York, with additional holdings in Pennsylvania, Ohio, and New Jersey. Home Properties also owns a 202-site manufactured home community and manages 1.6 million square feet of commercial space. Home Properties conducts substantially all of its business and owns all of its properties through Home Properties of New York, L.P. (the "Operating Partnership"), of which the Company is the general partner. To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended, the Operating Partnership carries out portions of its property management and development activities through management companies beneficially owned by the Operating Partnership or controlled by one or more officers of Home Properties (the "Management Companies").

     The Company's executive offices are located at 850 Clinton
Square, Rochester, New York 14604.  Its telephone number is (716)
546-4900.

     The Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan, as amended and restated (the "Plan") of Home Properties of New York, Inc. ("Home Properties" or the "Company")has been amended to increase the number of shares of Home Properties' common stock ("Common Stock") available for voluntary cash payments. The Board of Directors of Home Properties has increased by 750,000 shares to 2,250,000 shares of the Common Stock offered under the Plan, are available for purchase with optional cash payments. Home Properties will received the proceeds of the sale of newly issued Common Stock. In each place in the enclosed Prospectus where the aggregate number of shares of Common Stock initially available under the Plan is referred to, the number 2,400,000 shares is replaced with the number 3,150,000 shares, and at each reference to the aggregate number of shares available for voluntary cash purchases the number 1,500,000 shares is replaced by the number 2,250,000 shares. As of the date of this Prospectus Supplement, an aggregate of 1,496,103 has been purchased through voluntary cash purchases and 36,862 shares had been purchased through the dividend reinvestment feature of the Plan.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this Prospectus Supplement is October 8, 1997

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
TO THE CONTRARY IS UNLAWFUL.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF ANY OFFER TO BUY IN ANY JURISDICTION IN WHICH
SUCH OFFER IS UNLAWFUL.

               DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which have been filed by Home Properties under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated into this Prospectus Supplement by reference: The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; the Company's Quarterly Reports on Form 10-Q for the quarterly periods ending March 30, 1997 and June 30, 1997; the Company's Current Reports on Form 8-K filed January 7, 1997, as amended on February 4, 1997, filed June 6, 1997, as amended on August 11, 1997, filed July 7, 1997, filed September 25, 1997, filed October 3, 1997 and filed October 7, 1997; and all other reports filed by the Company pursuant to Section 13(a) of the Exchange Act since December 31, 1996. Documents incorporated herein by reference are available to any shareholder of the Company, on written or oral request, without charge, from the Company. Requests should be directed to David P. Gardner, Chief Financial Officer, Home Properties of New York, Inc., 850 Clinton Square, Rochester, New York 14604, telephone (716) 546-4900. Copies of documents so requested will be sent by first class mail, postage paid.

                       RECENT LEGISLATION

     The Taxpayer Relief Act of 1997 was signed into law on August 5, 1997. Since the Taxpayer Relief Act of 1997 was recently enacted, and since the IRS has not yet issued regulations under it, certain aspects of its application to REITs are unclear. Stockholders should consult their tax advisors regarding changes made by the Taxpayer Relief Act of 1997 on REITs. The following paragraphs summarize certain provisions of the Taxpayer Relief Act of 1997 which should be read in conjunction with the information under the heading "Federal Income Tax Considerations" in the accompanying Prospectus.

     In determining whether a REIT satisfies the income tests for qualification, for taxable years beginning after August 5, 1997, the Taxpayer Relief Act of 1997 repeals the requirement that less than 30% of gross income come from gain from the sale or other disposition of stock or securities held for less than one year, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sale of foreclosure property).

     Also, for taxable years beginning after August 5, 1997, the Taxpayer Relief Act of 1997 permits a REIT to render a de minimis amount of otherwise impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent. The value of such services must not exceed 1% of all amounts received or accrued during the year, directly or indirectly, from the property. The amount received for any such impermissible service or management operation for this purpose will be deemed to be not less than 150% of the direct cost to the REIT in furnishing or rendering the service or management operation.

     For taxable years beginning after August 5, 1997, the Taxpayer Relief Act of 1997 permits a REIT to designate the amount of its undistributed net long- term capital gains received during the taxable year which its stockholders are to include in their taxable income as long-term capital gains by a notice mailed to stockholders within 60 days after the end of the taxable year (or in a notice mailed with its annual report for the taxable year). If Home Properties made this designation, the stockholders would include in their income as long-term capital gains their proportionate share of the undistributed long-term capital gains as designated by Home Properties. Home Properties would pay income tax on such retained net long-term capital gains and the stockholders would be deemed to have paid their proportionate share of the tax, which would be credited to the stockholders. The basis of the stockholders' shares would be increased by the amount of the undistributed long-term capital gains (less the amount of capital gains tax paid by the REIT) included in the stockholders' long-term capital gains.

     The Taxpayer Relief Act of 1997 made certain changes with respect to taxation of long-term capital gains earned by taxpayers other than corporations. In general, assets sold after July 29, 1997 by an individual will be subject to a maximum tax rate on net long-term capital gains (the excess of net long-term capital gain over short-term capital loss) of 20% if the shares were held for at least eighteen months. Capital gain on the disposition of assets on or after July 29, 1997 held for more than one year but less than eighteen months at the time of disposition will be taxed at a maximum rate of 28%. Other transition rules may also apply. A maximum federal income tax rate of 25% applies to "unrecaptured section 1250 gain." "Unrecaptured 1250 gain" generally includes the long-term capital gain realized on (i) the sale after May 6, 1997 of a real property asset described in Section 1250 of the Code or (ii) the sale after July 28, 1997 of a real property asset described in Section 1250 of the Code which the taxpayer held for more than eighteen months, but in each case not in excess of the amount of depreciation (less the gain, if any, treated as ordinary income under Section 1250) taken on such asset. In certain cases, an 18% maximum rate will apply instead after December 31, 2000.

PROSPECTUS SUPPLEMENT

                HOME PROPERTIES OF NEW YORK, INC.

              DIVIDEND REINVESTMENT, STOCK PURCHASE
    RESIDENT STOCK PURCHASE AND EMPLOYEE STOCK PURCHASE PLAN

     This supplements the Prospectus of Home Properties of New
York, Inc. November 6, 1995, as amended by Prospectus Supplements dated July 15, 1996 and October 8, 1996.

     The Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan, as amended and restated (the "Plan") of Home Properties of New York, Inc. ("Home Properties" of the "Company")has been amended to increase the number of shares of Home Properties' common stock ("Common Stock") available for voluntary cash payments. The Board of Directors of Home Properties has increased by 420,000 shares to 1,500,000 shares of the Common Stock offered under the Plan, are available for purchase with optional cash payments. Home Properties will received the proceeds of the sale of newly issued Common Stock. In each place in the enclosed Prospectus where the aggregate number of shares of Common Stock initially available under the Plan is referred to, the number 1,400,000 shares is replaced with the number 2,400,000 shares, and at each reference to the aggregate number of shares available for voluntary cash purchases the number 1,080,000 shares is replaced by the number 1,500,000 shares. As of the date of this Prospectus Supplement, an aggregate of 1,052,185 has been purchased through voluntary cash purchases and 23,172 shares had been purchased through the dividend reinvestment feature of the Plan.

     The Prospectus is further amended by replacing the information under the heading "Experts" in its entirety with the following:

     The consolidated balance sheets of Home Properties New York, Inc. as of December 31, 1996 and 1995 and the consolidated results of operations and its cash flows for each of the two years in the period ended December 31, 1996, and for the period August 4, 1994 through December 31, 1994 and the combined results of operations and cash flows of the Original Properties for the period January 1, 1994 through August 3, 1994, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus Supplement is July 7, 1997

    THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
TO THE CONTRARY IS UNLAWFUL.

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF ANY OFFER TO BUY IN ANY JURISDICTION IN WHICH
SUCH OFFER IS UNLAWFUL.

PROSPECTUS SUPPLEMENT

                HOME PROPERTIES OF NEW YORK, INC.

              DIVIDEND REINVESTMENT, STOCK PURCHASE
    RESIDENT STOCK PURCHASE AND EMPLOYEE STOCK PURCHASE PLAN

     The Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan of Home Properties of New York, Inc., as amended and restated (the "Plan") provides the stockholders of Home Properties of New York, Inc. ("Home Properties" or the "Company") an opportunity to automatically invest their cash dividends received on shares of Home Properties' common stock ("Common Stock"), in additional shares of Common Stock as well as to make monthly or other voluntary cash investments in shares of Common Stock. The
Plan also provides the residents of multifamily residential properties owned or managed by Home Properties or its affiliates ("Residents") with the opportunity to make voluntary cash investments in shares of Common Stock through regular monthly payments or other voluntary cash investments. Employees of Home Properties and its affiliates ("Employees") are also provided with the opportunity to make voluntary cash investments in shares of Common Stock through payroll deductions or other voluntary cash investments. Persons who are not already stockholders of Home Properties and who are not Residents or Employees may also purchase shares of Common Stock under the Plan through voluntary cash investments.

     Under the Plan, American Stock Transfer & Trust Company, or any successor bank or trust company as may from time to time be designated by the Company (the "Agent"), will use dividends on the Common Stock held, and optional cash payments made, by the participants in the Plan, to acquire additional Common Stock for the accounts of participants in the Plan. The Agent will buy, at Home Properties' direction, newly issued shares of Common Stock from Home Properties or Common Stock in the open market or in negotiated transactions with third parties.

     The price to be paid for Common Stock purchased by the Agent with the proceeds of cash dividends will reflect a discount of 3% from the Market Price (as defined in Question 20 below) for the Common Stock for the relevant investment date. The price to be paid for Common Stock purchased by the Agent with optional cash payments made by stockholders of record of Home Properties ("Stockholders"), limited partners ("Partners") of Home Properties of New York, L.P. ("Operating Partnership"), Residents and Employees, will also reflect a discount of 3% from the Market Price for the Common Stock for the relevant investment date. The price to be paid for Common Stock purchased by the Agent with optional cash payments made by persons who are not Stockholders, Partners, Residents or Employees will be 100% of the Market Price for the Common Stock for the relevant investment date. The Board of Directors of Home Properties has increased by 580,000 shares to 1,080,000 shares of the Common Stock offered under the Plan, are available for purchase with optional cash payments. Home Properties will receive the proceeds of the sale of newly issued Common Stock. In each place in the enclosed Prospectus, dated November 5, 1995, where the aggregate number of shares of Common Stock initially available under the Plan is referred to, the number 1,400,000 shares is replaced with the number 1,980,000 shares, and at each reference to the aggregate number of shares available for voluntary cash purchases the number 500,000 shares is replaced by the number 1,080,000 shares. As of the date of this Prospectus Supplement, an aggregate of 426,249 shares had been purchased through voluntary cash purchases and 7,441 shares had been purchased through the dividend reinvestment feature of the Plan.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

    The date of this Prospectus Supplement is October 8, 1996

    THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
TO THE CONTRARY IS UNLAWFUL.

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH
OFFER IS UNLAWFUL.

PROSPECTUS SUPPLEMENT, DATED JULY 15, 1996

                HOME PROPERTIES OF NEW YORK, INC.

              DIVIDEND REINVESTMENT, STOCK PURCHASE
    RESIDENT STOCK PURCHASE AND EMPLOYEE STOCK PURCHASE PLAN

     This supplements the Prospectus (the "Prospectus")  of Home
Properties of New York, Inc., dated November 6, 1995.

     The provisions of the Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan (the "Plan") of Home Properties of New York, Inc. ("Home Properties" or the "Company") permit optional cash payments to be made to purchase Common Stock of the Company. As described in Question 20 of the Prospectus, upon receipt of an opinion of counsel or favorable letter ruling from the Internal Revenue Service covering certain issues, the purchase price for shares of Common Stock on such cash purchases made by stockholders of record of Home Properties, limited partners of Home Properties of New York, L.P., residents of multifamily residential properties owned or managed by Home Properties or its affiliates and employees of Home Properties or its affiliates would reflect a discount of 3% from the Market Price (as defined in Question 20). The Company has received an opinion of counsel acceptable to it.

     As of August 1, 1996, the purchase price of Common Stock purchase with optional cash payments received from stockholders, partners, residents and employees will be 97% of the Market
Price.

                           PROSPECTUS
                HOME PROPERTIES OF NEW YORK, INC.

              DIVIDEND REINVESTMENT, STOCK PURCHASE
    RESIDENT STOCK PURCHASE AND EMPLOYEE STOCK PURCHASE PLAN

     The Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan of Home Properties of New York, Inc. (the "Plan") provides the stockholders of Home Properties of New York, Inc. ("Home Properties" or the "Company") an opportunity to automatically invest their cash dividends received on shares of Home Properties' common stock ("Common Stock"), in additional shares of Common Stock as well as to make monthly or other voluntary cash investments in shares of Common Stock. The Plan also provides the residents of multifamily residential properties owned or managed by Home Properties or its affiliates ("Residents") with the opportunity to make voluntary cash investments in shares of Common Stock through regular monthly payments or other voluntary cash investments. Employees of Home Properties and its affiliates ("Employees") are also provided with the opportunity to make voluntary cash investments in shares of Common Stock through payroll deductions or other voluntary cash investments. Persons who are not already stockholders of Home Properties and who are not Residents or Employees may also purchase shares of Common Stock under the Plan through voluntary cash investments.
     Under the Plan, American Stock Transfer & Trust Company, or any successor bank or trust company as may from time to time be designated by the Company (the "Agent"), will use dividends on the Common Stock held, and optional cash payments made, by the participants in the Plan, to acquire additional Common Stock for the accounts of participants in the Plan. The Agent will buy, at Home Properties' direction, newly issued shares of Common Stock from Home Properties or Common Stock in the open market or in negotiated transactions with third parties.

     The price to be paid for Common Stock purchased by the Agent with the proceeds of cash dividends will reflect a discount of 3% from the Market Price (as defined in Question 20 below) for the Common Stock for the relevant investment date. The price to be paid for Common Stock purchased by the Agent with optional cash payments made by stockholders of record of Home Properties ("Stockholders"), limited partners ("Partners") of Home Properties of New York, L.P. ("Operating Partnership"), Residents and Employees, subject to the issuance of an opinion of counsel or a favorable letter ruling by the Internal Revenue Service as set forth in Question 20, will also reflect a discount of 3% from the Market Price for the Common Stock for the relevant investment date. The price to be paid for Common Stock purchased by the Agent with optional cash payments made by persons who are not Stockholders, Partners, Residents or Employees will be 100% of the Market Price for the Common Stock for the relevant investment date. Up to 500,000 shares of the Common Stock offered hereby will be available for purchase with optional cash payments. Home Properties will receive the proceeds of the sale of newly issued Common Stock.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is November 5, 1995

    THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
TO THE CONTRARY IS UNLAWFUL.

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH
OFFER IS UNLAWFUL.

                       PROSPECTUS SUMMARY

     The Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan (the "Plan") of Home Properties of New York, Inc. ("Home Properties" or the "Company") offers 1,400,000 shares of the Common Stock, par value $.01 per share, to stockholders of Home Properties for reinvestment of any cash dividends and to stockholders, residents of multifamily residential properties owned and managed by Home Properties or its affiliates ("Residents"); employees of Home Properties or its affiliates ("Employees") and others the opportunity to purchase shares of Common Stock through voluntary cash purchases. The balance of this Prospectus contains questions and answers designed to explain the operation of the Plan and various investment considerations.

     The price to be paid for Common Stock purchased by the Agent with the proceeds of cash dividends will reflect a discount of 3% from the Market Price as described in Question 20. The price to be paid for Common Stock purchased by the Agent with optional cash payments by stockholders of record ("Stockholders"), Residents, Employees and limited partners ("Partners") of Home Properties of New York, L.P. (the "Operating Partnership") will be the Market Price, unless or until Home Properties receives a favorable opinion of counsel or letter ruling from the Internal Revenue Service, and thereafter will reflect a 3% discount from the Market Price. Optional cash payments by persons who are not Stockholders, Residents, Employees or Partners will be 100% of the Market Price. The Company does not currently anticipate adjusting the amount of the discount from Market Price except under unusual conditions for optional cash purchases in excess of $25,000 as described in Question 15.

     Stockholders may invest the full amount of any cash dividends under the Plan and Partners may invest the full amount of any periodic distributions. Optional cash payments may not exceed $5,000 per month. Minimum optional cash payments are $50 per month for Stockholders, Partners, Residents and Employees and $2,000 per month for others. Home Properties may give prior approval for optional cash payments in excess of $5,000 per month, up to $25,000 per month. As described in Question 15, Home Properties may approve Additional Investment Requests for optional cash payments in excess of $25,000 from time to time based on a variety of factors, however, grants of permission to purchase Common Stock in excess of $25,000 per month will be made by Home Properties in its sole discretion. A maximum of 500,000 shares of Common Stock is available for purchase with additional cash payments under the Plan. Additional Investment Requests will be considered on the basis of a variety of factors, which may include: Home Properties' current and projected capital requirements, alternatives available to Home Properties to meet those requirements, prevailing market prices for the Common Stock and other Home Properties' securities, general economic and market conditions, expected aberrations in the price or trading volume of Home Properties' securities, the number of shares held by the participant submitting the Additional Investment Request, the participant's investment intent, the aggregate amount of optional cash payments for which such Additional Investment Requests have been submitted and the administrative constraints associated with granting such Additional Investment Requests. Grants of permission to purchase Common Stock in excess of $25,000 per month will be made in the absolute discretion of Home Properties.

     In addition to the considerations for evaluation of Additional Investment Requests, any requests may be denied if Home Properties determines that the participant is making excessive optional cash payments through multiple stockholder accounts or is engaging in arbitrage activities or is otherwise engaging in activities under the Plan in a manner which is not in the best interest of the Company or which may cause the participant to be treated as an underwriter under the federal securities laws. The Company has not entered into and has no present intention of entering into any formal or informal arrangements with any financial intermediaries which would engage in underwriting type transactions under the Plan by purchasing shares of Common Stock at a discount and reselling them to recapture the discount.

     The discount from Market Price, to the extent it is available for cash purchases as described in Question 20, may permit those institutions or individuals which engage in transactions in the securities markets to make cash purchases at the discount and resell the Common Stock in the market to earn the discount. These persons may purchase through various accounts, staying below the $5,000 threshold for permission for additional investments
described in Question 15.   Persons engaging in such transactions
may be deemed underwriters under the federal securities laws. Home Properties does not expect that this type of transaction will be engaged in to any significant extent because of the limited number of shares available for cash purchases and the requirement for prior approval for purchases over $5,000 a month.

                     ADDITIONAL INFORMATION

     Home Properties has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and such exhibits, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

     Statements contained in this Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

     Home Properties is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Home Properties furnishes its Shareholders with annual reports containing audited financial statements with a report thereon by its independent public accountants.

               DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which have been filed by Home
Properties under the Exchange Act with the Commission, are incorporated in this Prospectus by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

     2. The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1995.

     3. The Company's Quarterly Report on Form 10-Q for the period ended June 30, 1995.

     4.   The Company's Current Report on Form 8-K dated May 16,
1995.

     5.   The Company's Current Report on Form 8-K dated
September 14, 1995.

     6. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated June 8, 1994 and the information thereby incorporated by reference contained in the Company's Registration Statement on Form S-11 (No. 33-78862), as amended, or a prospectus subsequently filed pursuant to Rule 424 under the heading "Description of Capital Stock."

     7.   All other reports filed by the Company pursuant to
          Section 13(a) or 15(d) of the Exchange Act since June
          30, 1995.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents (provided, however, that the information referred to in item 402(2)(8) is not incorporated herein by reference).

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the Registration Statement containing this Prospectus or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to those documents. Requests should be directed to:
David P. Gardner, Chief Financial Officer, Home Properties of New York, Inc., 850 Clinton Square, Rochester, New York 14604 (716) 546-4900.


                           THE COMPANY

     AS USED IN THIS SECTION, THE TERMS "HOME PROPERTIES" AND
"COMPANY", INCLUDES HOME PROPERTIES OF NEW YORK, INC., A MARYLAND
CORPORATION, HOME PROPERTIES OF NEW YORK, L.P., A NEW YORK
LIMITED PARTNERSHIP AND HOME PROPERTIES MANAGEMENT, INC., A
MARYLAND CORPORATION.

     Home Properties of New York, Inc. is a self-administered, self-managed, fully integrated real estate investment trust formed in November, 1993 to continue and expand the multifamily residential real estate business of Home Leasing Corporation, which was organized in 1967. The Company is one of the largest owners and operators of multifamily residential properties in Upstate New York (based on the number of apartment units) and the only publicly traded real estate investment trust headquartered and active in the area. Home Properties is fully integrated with operations that include multifamily acquisitions, development, redevelopment, management, marketing, finance, leasing and asset management.

     The Company's executive offices are located at 850 Clinton
Square, Rochester, New York 14604.  Its telephone number is (716)
546-4900.

                          RISK FACTORS

     An investment in the shares of Common Stock involves various risks. Prospective investors should consider, among other things, the following factors:

Dependence on Upstate New York Region

     All but one of the properties owned or managed by Home Properties are located in the Upstate New York Region. A decline in the economy in this region generally may result in a decline in the demand for apartments and commercial space which may adversely affect the ability of the Company to make distributions to stockholders.

Debt Financing; No Limitation on Debt

     The Company is subject to the customary risks associated with debt financing including the potential inability to refinance existing mortgage indebtedness upon maturity unfavorable terms. The Board of Directors has adopted a policy of limiting the Company's indebtedness to approximately 50% of its market capitalization (i.e., the market value of issued and outstanding shares of Common Stock and Units plus total debt), but the organizational documents of the Company do not contain any limitation on the amount of percentage of indebtedness, funded or otherwise, the Company may incur. Accordingly, the Board of Directors could alter or eliminate its current policy on borrowing. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to its stockholders and an increased risk of default on the Company's indebtedness.

Failure to Qualify as a REIT

     Although the Company believes that it is organized and operated to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), no assurance can be given that the Company will remain so qualified. If in any taxable year the Company fails to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to the Company's shareholders would be reduced for the year or years involved. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost.

Real Estate Investment Considerations

General. Investment in real estate involves certain risks, including the following:

     - The Company's ability to finance its operations and pay expected dividends is dependent on the ongoing ability of its residents to pay rents, which may be adversely affected by a general or regional economic downturn.

     - Real estate is a relatively illiquid asset, thus the Company is not likely to be able to sell a property quickly to satisfy any cash needs.

     - The Company is subject to numerous laws and regulations governing its properties. Compliance with applicable regulations can be expensive and the Company cannot predict what new regulation may be applicable to its properties from time to time nor the cost of compliance.

     - The Company's properties are all located in areas where other apartment communities, traditional single family housing and condominiums compete with the Company's properties for residents. While the Company believes its properties are very attractive, newer properties, if built, could attract some individuals who might otherwise reside in the Company's properties.

      - The Company engages in an ongoing program of maintenance but capital improvements are periodically required for the Company's properties. If the Company does not have sufficient operating income to fund capital improvements or any uninsured losses, it may need to seek financing through loans or a sale of a property.

HUD Contracts. Approximately 15% of the multifamily residential units owned by the Company are currently entitled to the benefits of Housing Assistance Payments contracts ("HAP Contracts") with the U.S. Department of Housing and Urban Development. The future of the federal HAP Contract program is uncertain. If the contracts are not renewed as they expire, there could be an adverse effect on the cash flow of the properties affected.

Limits on Ownership and Change of Control

     In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding stock of Home Properties may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of its taxable year. Home Properties has limited ownership of the issued and outstanding Shares by any single stockholder to 8.0% of the outstanding Shares.

     The percentage ownership limit, the issuance of preferred stock in the future and the absence of cumulative voting rights could have the effect of (i) delaying or preventing a change of control of Home Properties even if a change in control were in stockholders' interest; (ii) deterring tender offers for the Shares that may be beneficial to the stockholders; or (iii) limiting the opportunity for stockholders to receive a premium for their Shares that might otherwise exist if an investor attempted to assemble a block of Shares in excess of the percentage ownership limit or otherwise to effect a change of control of Home Properties.

Conflicts of Interest with Respect to Property Management

     Unlike persons acquiring Common Stock, the Company's executive officers own most of their interest in the Company through units of limited partnership interest in the Operating Partnership. As a result of their status as holders of units, the executive officers and other limited partners may have interests that conflict with stockholders with respect to business decisions affecting the Company and the Operating
Partnership.   In addition, management of the Company has a
significant interest in certain of the properties managed by the Company. Accordingly, they will have conflicts of interest between their fiduciary obligations to the partnerships that own such managed properties and their fiduciary obligations as officers and directors of the Company, particularly with respect to the enforcement of the management contracts and timing of the sale of the managed properties.

THE PLAN

     The following questions and answers describe the Dividend
Reinvestment, Stock Purchase, Resident Stock Purchase and
Employee Stock Purchase Plan (the "Plan") of Home Properties of
New York, Inc.

PURPOSES AND ADVANTAGES

1.   WHAT ARE THE PURPOSES OF THE PLAN?

     The purposes of the Plan are to provide Stockholders, Partners, Residents, Employees and other interested persons with a simple and convenient method of investing in the Company's Common Stock without payment of any brokerage commissions, service charges, or other expenses. In addition, the price of Common Stock purchased under the Plan with reinvested cash dividends will be 97% of the Market Price for such Common Stock for the relevant investment date. Subject to receipt of an opinion of counsel or the issuance of a favorable letter ruling by the Internal Revenue Service as set forth in Question 20, the price to be paid for Common Stock purchased under the Plan with optional cash payments made by Stockholders, Partners, Residents and Employees on a relevant investment date also will be 97% of the Market Price for such Common Stock for the relevant investment date.

2.   HOW MAY STOCKHOLDERS PURCHASE COMMON STOCK UNDER THE PLAN?

     Holders of record of the Company's Common Stock may (i) have cash dividends on all or a portion of the shares registered in their name automatically reinvested in additional Common Stock;
(ii) continue to receive cash dividends on shares registered in their name and purchase Common Stock by making optional cash payments of not less than $50 or more than $5,000 per month; or
(iii) invest both cash dividends and optional cash payments. Beneficial owners of Common Stock registered in the name of a broker, bank or other nominee may participate in the dividend reinvestment portion of the Plan either by having their Common Stock transferred into their own names or by making appropriate arrangements with their nominee record holder to participate on their behalf.

3.   HOW MAY RESIDENTS PURCHASE COMMON STOCK UNDER THE PLAN?

     Residents may purchase Common Stock under the Plan by making optional cash payments of not less than $50 nor more than $5,000 per month directly to the Agent either at the same time as they make their monthly rental payment to Home Properties or otherwise.

4.   HOW MAY EMPLOYEES PURCHASE COMMON STOCK UNDER THE PLAN?

     Employees may purchase Common Stock under the Plan by making optional cash payments of not less than $50 nor more than $5,000 per month either by payroll deduction through the Company or otherwise directly to the Agent.

5.   HOW MAY PARTNERS PURCHASE COMMON STOCK UNDER THE PLAN?

     Partners may purchase Common Stock under the Plan by making optional cash payments of not less than $50 nor more than $5,000 per month, such payments to be made directly to the Agent. In addition, Partners may direct Home Properties to automatically invest all or a portion of the cash distributions paid by the Operating Partnership in shares of Common Stock.

6.   MAY PERSONS WHO ARE NOT STOCKHOLDERS, PARTNERS, RESIDENTS,
OR
     EMPLOYEES PURCHASE COMMON STOCK UNDER THE PLAN?

     Persons who are not Stockholders, Partners, Residents, or Employees may purchase Common Stock under the Plan by making optional cash payments of not less than $2,000 nor more than $5,000 per month, such payments to be made directly to the Agent.

7.   WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF PARTICIPATION
IN THE PLAN?

     Participants in the Plan receive full investment of their dividends and optional cash payments because they are not required to pay brokerage commissions or other expenses in connection with the purchases of Common Stock under the Plan and because the Plan permits fractional shares of Common Stock as well as whole shares of Common Stock to be purchased. In addition, dividends on all whole and fractional shares of Common Stock credited to participants' accounts are automatically reinvested in additional whole or fractional shares of Common Stock. Participants also avoid the necessity for safe-keeping certificates representing the Common Stock credited to their accounts and have increased protection against loss, theft or destruction of such certificates. Furthermore, underlying certificates for Common Stock may be deposited for safe keeping
as more fully explained in the answer to Question 27.   A regular
statement for each account provides the participant with a record of each transaction.

     The price of Common Stock purchased under the Plan with either reinvested cash dividends or, subject to the conditions described in Question 20, optional cash payments made by Stockholders, Residents, Partners and Employees as of a relevant investment date is 97% of the Market Price for the applicable investment date.

     The Plan has certain disadvantages over purchases of Common Stock through brokers or otherwise. No interest will be paid by the Company or Agent on dividends held pending reinvestment or on any optional cash payments. The Agent, not the participant, determines the timing of investments as described in Question 19. Accordingly, the purchase price for the Common Stock may vary from that which would otherwise have been obtained by directing a purchase through a broker or in a negotiated transaction and the actual number of shares acquired by the participant will not be known until after the investment date, as described in Question
21. Optional cash investments in excess of $5,000 per month may be returned to the participant if the participant did not obtain Home Properties' prior approval (including completion and acceptance by Home Properties of an Additional Investment Request for optional cash payments in excess of $25,000) as described in Question 15. The discount from the Market Price may create additional taxable income to the Participant and, as described in Question 42, commissions paid by Home Properties in connection with any open market purchases by the Agent will be taxable income to the participant.

ELIGIBILITY AND PARTICIPATION

8.   WHO IS ELIGIBLE TO BECOME A PARTICIPANT?

     Any person who has reached the age of majority in his or her state of residence is eligible to participate in the Plan through optional cash payments. In addition, any holder of record of the Company's Common Stock who has reached the age of majority may elect to have dividends on all or a portion of such Common Stock reinvested under the Plan. If a beneficial owner has Common Stock registered in a name other than his or her own, such as that of a broker, bank nominee or trustee, the beneficial owner may be able to arrange for that entity to handle the reinvestment of dividends. Stockholders should consult directly with the entity holding their Common Stock to determine if they can enroll in the Plan. If not, the Stockholder should request his or her bank, broker or trustee to transfer some or all of his or her Common Stock into the beneficial owner's own name in order to participate directly.
     Stockholders who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, stock registration, foreign investments and related matters.

     In order to be entitled to the 3% discount described in Question 7, a Participant must either be a Stockholder, a Partner, a Resident, or an Employee as of the relevant investment date. To qualify as a Resident, an individual must have signed a currently effective Lease with respect to a multifamily residential property owned or managed by Home Properties or one of its affiliates. To qualify as an Employee, the Participant must be employed by Home Properties, Home Properties of New York, L.P., Home Properties Management, Inc. or an entity under the control of one of those entities on the relevant investment date.

9.   HOW DOES AN ELIGIBLE PERSON BECOME A PARTICIPANT?

     An eligible person may elect to become a participant in the Plan at any time. If you wish to become a participant, all you need to do is complete an Authorization Form and mail it to American Stock Transfer and Trust Company, Attn: Dividend Reinvestment, 40 Wall Street, New York, New York 10005. (Telephone Number 212-936-5100; Telecopy Number 718-236-4588.) Authorization Forms may be obtained by writing to the same address. Partners who wish to direct that their distributions from the Operating Partnership be invested in Common Stock must complete the Distribution Reinvestment Form and return it to Home Properties, Attn: Chief Financial Officer, 850 Clinton Square, Rochester, New York 14604. In addition, Employees who wish to participate by means of payroll deductions, must complete the Payroll Deduction Authorization and return it to Home Properties,
Attn:  Payroll Department, 850 Clinton Square, Rochester, New
York 14604.

10.  WHAT DOES THE AUTHORIZATION FORM PROVIDE?

     The Authorization Form authorizes the Agent to apply any optional cash payments made by the participant and, if applicable, dividends on Common Stock registered in the participant's name to the purchase of full and fractional shares of Common Stock for the participant's account under the Plan.
The Authorization Form offers three investment options:

     -FULL DIVIDEND REINVESTMENT. To reinvest automatically all cash dividends on all Common Stock registered in the participant's name.

     -PARTIAL REINVESTMENT. To reinvest automatically only the cash dividends paid on a specified number of shares of Common Stock (not fewer than 100) registered in the participant's name and to receive dividends on any remaining shares in cash.

     -OPTIONAL CASH PAYMENTS ONLY. To invest only optional cash payments of not less than $50 nor more than $5,000 per monthly period (not cumulative from month to month) to be applied to the purchase of Common Stock.

     A participant may change his or her election by completing and signing a new Authorization Form and returning it to the Agent. Any election or change of election concerning the reinvestment of dividends must be received by the Agent at least one business day prior to the record date for the dividend payment in order for the election or change to become effective with that dividend. If a participant signs and returns an Authorization Form without checking a desired option, or checks a partial dividend reinvestment option without specifying a number of shares, the participant will be deemed to have selected the full dividend reinvestment option.

REGARDLESS OF WHICH METHOD OF PARTICIPATION IS SELECTED, ALL CASH
DIVIDENDS
PAID ON WHOLE OR FRACTIONAL SHARES CREDITED TO A PARTICIPANT'S
PLAN ACCOUNT
WILL BE REINVESTED AUTOMATICALLY.

REINVESTMENT OF DIVIDENDS

11.  WHEN WILL DIVIDENDS BE REINVESTED TOWARD THE PURCHASE OF
ADDITIONAL COMMON STOCK?

     If a properly completed Authorization Form specifying "full dividend reinvestment" or "partial reinvestment" is received by the Agent at least one business day prior to the record date established for a particular dividend payment, reinvestment of dividends will begin with that dividend payment. If the Authorization Form is received after one day prior to the record date established for a particular dividend payment that dividend will be paid in cash and participation in the Plan for the reinvestment of dividends will not commence until the next succeeding dividend payment. A dividend record date normally precedes the payment of dividends by approximately ten days.

12.  HOW AND WHEN CAN A PARTICIPANT CHANGE THE AMOUNT OF
DIVIDENDS TO BE
     REINVESTED?

     A participant may change the dividend reinvestment option any time by submitting a newly executed Authorization Form to the Agent or by writing to the Agent. Any change in the number of shares of Common Stock with respect to which the Agent is authorized to reinvest cash dividends must be received by the Agent at least one day prior to the record date for a dividend payment to permit the new amount to apply to that dividend.

OPTIONAL CASH PAYMENTS

13.  WHO IS ELIGIBLE TO MAKE OPTIONAL CASH PAYMENTS?

     Any person who has submitted a signed Authorization Form is eligible to make optional cash payments, whether or not the person is a Stockholder, Partner, Resident or Employee. Stockholders may make optional cash payments whether or not they have also elected to invest dividends on Common Stock registered in their name. Common Stock purchased by the Plan for persons who are Stockholders, Partners, Residents or Employees on the relevant investment date, subject to the conditions described in Question 20, will be purchased at 97% of the Market Price.

14.  HOW DOES THE OPTIONAL CASH PAYMENT OPTION WORK?

     Each participant may purchase additional Common Stock by making optional cash payments at any time. Participants have no obligation to make any cash payments. Optional cash payments may be made at irregular intervals and the amount of each cash payment may vary. Any optional cash payment may be made by a participant sending the Agent a check or money order payable to:
American Stock Transfer and Trust Company (a) with a completed Authorization Form when enrolling; or (b) thereafter, with an optional cash payment form, which will be attached to each statement of account sent to the participant.

     Optional cash payments must be in United States dollars.  DO
NOT SEND CASH. Checks not drawn on a United States' bank are subject to collection and collection fees and will be invested on the investment date following collection.

     Partners may make optional cash payments by executing a Distribution Reinvestment Form directing that their distributions from the Operating Partnership be invested in Common Stock.

     Employees may also make optional cash payments by completing a Payroll Deduction Authorization and returning it to the Company. The Company will thereafter automatically deduct the indicated amount from the Employee's paycheck and forward the deducted amount to the Agent to be used for the purchase of Common Stock for the Employee Participant's account.

NO INTEREST IS PAID BY THE COMPANY OR AGENT ON OPTIONAL CASH
PAYMENTS.

15.  WHAT LIMITATIONS APPLY TO OPTIONAL CASH PAYMENTS?

     Each optional cash payment made by Stockholders, Partners, Residents and Employees is subject to a minimum calendar month purchase limit of $50 and a maximum calendar month limit of $5,000. Optional cash payments made by Partners through investment of distributions made by the Operating Partnership shall not be subject to these limitations. Each optional cash payment made by any other person is subject to a minimum calendar month purchase limit of $2,000 and a maximum calendar month limit of $5,000. For purposes of these limitations, all Plan accounts under the common control, or management, of a participant will be aggregated. Optional cash deposits of less than the minimum monthly purchase limit and that portion of any optional cash payment which exceeds the maximum monthly purchase limit, unless such limit has been waived by the Company, are subject to return to the participant without interest. Regardless of the number of shares of Common Stock held by a participant as of the related record or investment date, participants may make optional cash payments of up to $5,000 each calendar month without the prior approval of Home Properties.

     Optional cash payments in excess of $5,000, but not greater than $25,000, may be made with the prior approval of Home Properties. Requests by participants for approval to make optional cash payments in excess of $5,000 per month will be considered on a case by case basis. The considerations may include the cash needs of the Company, the participant's investment intent and the period of time over which the
participant desires to make the larger payments.   Optional cash
payments in excess of $25,000 may be made by a participant only upon acceptance by the Company of a written Additional Investment Request by such participant. No pre-established maximum limit applies to optional cash payments that may be made pursuant to an Additional Investment Request, however, participants may not acquire more than 8% of the Common Stock outstanding at any time as described in Question 43. A maximum of 500,000 shares of Common Stock is currently available under the Plan for purchase with optional cash payments. Prior approval or acceptance of an Additional Investment Request with respect to the amount of the optional cash payment must be obtained each calendar month prior to the respective investment date. Participants interested in making optional cash payments in excess of $5,000 or in obtaining an Additional Investment Request should contact David Gardner, Home Properties' Chief Financial Officer and Vice President at
(716) 546-4900.

     Additional Investment Requests will be considered on the basis of a variety of factors, which may include: Home Properties' current and projected capital requirements, alternatives available to Home Properties to meet those requirements, prevailing market prices for the Common Stock and other Home Properties' securities, general economic and market conditions, expected aberrations in the price or trading volume of Home Properties' securities, the number of shares held by the participant submitting the Additional Investment Request, the participant's investment intent, the aggregate amount of optional cash payments for which such Additional Investment Requests have been submitted and the administrative constraints associated with granting such Additional Investment Requests. Grants of permission to purchase Common Stock in excess of $25,000 per month will be made in the absolute discretion of Home Properties.

     Home Properties may deny any request for optional payments in excess of $5,000 for any reason. In addition to the considerations described above for evaluation of Additional Investment Requests, any requests may be denied if Home Properties believes the investor is making excessive optional cash payments through multiple stockholder accounts, is engaging in arbitrage activities such as "flipping" or is otherwise engaging in activities under the Plan in a manner which is not in the best interest of the Company or which may cause the participant to be treated as an underwriter under the federal securities laws.

     Unless it waives its right to do so, Home Properties may establish from time to time a minimum price (the "Established Price"), which applies only to the investment of optional cash payments made pursuant to an Additional Investment Request. The Established Price will be a stated dollar amount that the closing price of the Common Stock on the New York Stock Exchange for the respective investment date must equal or exceed. Home Properties reserves the right to change the Established Price at any time. The Established Price will be determined at Home Properties' sole discretion after a review of current market conditions and other relevant factors. In the event that the Established Price is not satisfied for the respective investment date, each participant's optional cash payment made pursuant to an Additional Investment Request would be returned, without interest, to each participant by check.

     This return procedure will apply regardless of whether shares are purchased by the Agent in the open market or directly from Home Properties. ONLY OPTIONAL CASH PAYMENTS IN EXCESS OF $25,000 PER MONTH ARE AFFECTED BY THE RETURN PROCEDURE AND THE ESTABLISHED PRICE PROVISION DESCRIBED IN THIS PARAGRAPH. ALL OTHER OPTIONAL CASH PAYMENTS WILL BE MADE WITHOUT REGARD TO THE ESTABLISHED PRICE PROVISION. FOR ANY INVESTMENT DATE, THE COMPANY MAY WAIVE ITS RIGHT TO SET AN ESTABLISHED PRICE FOR OPTIONAL CASH PAYMENTS IN EXCESS OF $25,000.

     SETTING AN ESTABLISHED PRICE FOR AN INVESTMENT DATE SHALL
NOT AFFECT THE
SETTING OF AN ESTABLISHED PRICE FOR ANY SUBSEQUENT INVESTMENT
DATE.

     Participants may obtain the Established Price applicable to the next investment date by telephoning David Gardner, the Company's Chief Financial Officer and Vice President, at (716)
546-4900.

     THE ESTABLISHED PRICE PROVISION AND RETURN PROCEDURES
DISCUSSED ABOVE APPLY ONLY TO OPTIONAL CASH PAYMENTS MADE
PURSUANT TO AN ADDITIONAL INVESTMENT REQUEST AND DO NOT APPLY
TO REINVESTMENT OF DIVIDENDS OR TO INVESTMENT OF DISTRIBUTIONS PAID TO PARTNERS BY THE OPERATING PARTNERSHIP.

16.  WHEN WILL OPTIONAL CASH PAYMENTS RECEIVED BY THE AGENT BE
INVESTED?

     The Agent will apply any optional cash payments received from a participant at least three business days before an investment date to the purchase of Common Stock for the account of the participant on such investment date if such Common Stock is purchased from the Company. Common Stock to be purchased by the Agent on the open market will be purchased by the Agent as promptly as practicable, consistent with the provisions of any applicable securities laws and market conditions, and in no event will dividends or optional cash payments be invested more than 30 days after receipt by the Agent, except where necessary to comply with applicable laws and regulations. The exact timing of open market purchases, including determining the number of shares, if any, to be purchased on any day or at any time of that day, the prices paid for such shares, the markets on which such purchases are made and the persons (including brokers and dealers) from or through which such purchases are made shall be determined by the Agent or the broker selected by it for that purpose. The Agent may purchase Common Stock in advance of a dividend payment date or interim investment date for settlement on or after such date. No interest will be paid on funds held by the Agent pending investment.

     With respect to optional cash payments made by Employees by means of a payroll deduction, Home Properties will transmit promptly all such funds to the Agent or to a segregated escrow account for the benefit of participants. Any such optional cash payments received at least five business days before an investment date will be applied for the purchase of Common Stock for the account of the participant on such investment date if such Common Stock is purchased from the Company, and as soon as practicable after such investment date if such Common Stock is purchased on the open market.

     With respect to optional cash payments made by Partners through investment of distributions made by the Operating Partnership, the Agent will apply all funds received from Home Properties for such purposes on or prior to the relevant dividend payment date to purchase Common Stock on the relevant dividend payment date.

17.  MAY OPTIONAL CASH PAYMENTS BE RETURNED TO A PARTICIPANT?

     Optional cash payments received by the Agent will be returned to a participant upon written request received by the Agent at least two business days prior to the next investment date. Additionally, the portion of each optional cash payment that exceeds $25,000 will be returned by check, without interest, as soon as practicable after the investment date if the Established Price is not met. Also, each optional cash payment, to the extent that it does not conform to the limitations described in Question 15 will be subject to return to the participant.

PURCHASES

18.  WHAT IS THE SOURCE OF THE COMMON STOCK PURCHASED UNDER THE
PLAN?

     Purchases of Common Stock of Home Properties by the Agent for the Plan may be made, at Home Properties' option, either:
(i) from Home Properties, out of its authorized but non-outstanding shares; or (ii) in the open market (on the New York Stock Exchange or any securities exchange where the Common Stock is then traded, in the over-the-counter market or in negotiated transactions).

     Although no assurances can be given, the Company anticipates that the Common Stock purchased for participant's accounts under the Plan will be purchased by the Agent from the Company out of its authorized but unissued shares. Home Properties may not change its designation as to whether shares of Common Stock will be purchased from Home Properties or on the open market more than once in any three month period and only, to the extent required by applicable law, rules or regulations, if Home Properties' needs to raise additional capital has changed, or another valid reason exists for the change.

19.  WHEN WILL COMMON STOCK BE PURCHASED FOR PARTICIPANT'S
ACCOUNT?

     Purchases from Home Properties of Common Stock will be made on the relevant investment date. Purchases in the open market will begin on the investment date and will be completed no later than 30 days from such date except where completion at a later date is necessary or advisable under any applicable securities laws or regulations. The exact timing of open market purchases, including determining the number of shares of Common Stock, if any, to be purchased on any day or any time of that day, prices paid for such Common Stock, the markets on which such purchases are made and the persons (including brokers and dealers) from or through which such purchases are made shall be determined by the Agent or the broker selected by it for that purpose. Neither Home Properties or the Agent shall be liable when conditions, including compliance with the rules and regulations of the Securities and Exchange Commission, prevent the purchase of Common Stock or interfere with the timing of such purchases. The Agent may purchase Common Stock in advance of a dividend payment date for settlement on or after such date.

     Notwithstanding the above, funds shall be returned to participants if not used to purchase Common Stock: (i) within 35 days of receipt of optional cash payments; or (b) within 30 days of the dividend date for dividend reinvestments.

     With respect to the reinvestment of dividends, the investment date in any month that a dividend is paid is the dividend payment date. With respect to the investment of cash distributions paid by the Operating Partnership, the investment date in any month that a distribution is paid is the distribution payment date. With respect to all other optional cash purchases, the investment date will be on or about the tenth day of that month.

     In making purchases for a participant's account, the Agent may commingle the participant's funds with those of other participants in the Plan.

20.  WHAT IS THE PRICE OF COMMON STOCK PURCHASED BY PARTICIPANTS
UNDER THE PLAN?

     The purchase price of Common Stock purchased with reinvested cash dividends will be 97% of the Market Price for the Common Stock for the relevant investment date. The Company intends, and the Plan provides, that the purchase price of Common Stock purchased with optional cash payments received from Stockholders, Partners, Residents and Employees will also be 97% of the Market Price for the Common Stock for the relevant investment date. Due to certain tax issues, however, the 3% discount on optional cash investments will not be available until the Company receives an opinion of counsel based upon a favorable letter ruling from the IRS in response to the request of other real estate investment trusts having plans similar to the Plan or the Company receives a favorable letter ruling with respect to the Plan. In that event, the Company or the Agent will notify all existing participants of the applicability of the 3% discount to the Market Price for Common Stock purchased under the Plan with optional cash payments. The purchase price of Common Stock purchased with optional cash payments received from persons who are not Stockholders, Partners, Residents or Employees on the relevant investment date will be 100% of the Market Price for the Common Stock for the relevant investment date.

     As used herein, the "Market Price" shall be average of the daily high and low sale prices of the Common Stock on the New York Stock Exchange for the period of five trading days ending on the relevant investment date and with respect to Common Stock purchased on the open market or in negotiated transactions, the weighted average price for all Common Stock purchased under the Plan with respect to that investment date.

     No participant shall have any authority or power to direct the time or price at which Common Stock may be purchased.

21.  HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR A
PARTICIPANT?

     The number of shares of Common Stock to be purchased for a participant's account as of any investment date will be equal to the total dollar amount to be invested for the participant divided by the applicable purchase price computed to the third decimal place. For a participant who has elected to reinvest dividends on Common Stock registered in a participant's name, the total dollar amount to be invested as of any dividend payment date will be the sum of (a) the dividend on all or a part of the Common Stock registered in the participant's own name, (b) any optional cash payments to be invested as of that investment date; and (c) the dividends on all Common
Stock (including fractional shares of Common Stock) previously credited to the participant's Plan account.

     The amount to be invested for a participant with reinvested cash dividends will be reduced by any amount the Company is required to deduct for federal tax withholding purposes.

PLAN ADMINISTRATION

22.  WHO ADMINISTERS THE PLAN?

     The American Stock Transfer and Trust Company, as Agent for Plan participants, administers the Plan, keeps records, sends statements of account to participants and performs other duties relating the Plan. All costs of administering the Plan are paid by Home Properties. Common Stock purchased under the Plan is issued in the name of the Agent or its nominee, as Agent for participants in the Plan.

     The following address may be used to obtain information about the Plan: American Stock Transfer and Trust Company,
Attention:  Dividend Reinvestment, 40 Wall Street, New York, New
York 10005.  (Telephone Number 212-936-5100; Telecopy Number 718-
236-4588.)

     Be sure to mention Home Properties of New York, Inc. and, if you are already a Plan participant, your account number in any communication.

23.  WHAT REPORTS ARE SENT TO PARTICIPANTS IN THE PLAN?

     After an investment is made for a participant's account, whether by reinvestment of dividends or by optional cash payment, the participant will be sent a statement which will provide a record of the costs of the Common Stock purchased for that account, the date on which the shares were purchased and the number of shares of Common Stock in that account. These statements should be retained for income tax purposes. In addition, each participant will be sent the same communication sent to every holder of Common Stock, including the Company's annual reports, notice of annual meeting and proxy statement, and income tax information for reporting dividends paid.
     All reports and notices from the Agent to a participant will be addressed to the participant's last known address. Participants should notify the Agent promptly in writing of any change of address.

24.  WHAT IS THE RESPONSIBILITY OF THE COMPANY AND THE AGENT
UNDER THE PLAN?

     The Company and the Agent, in administering the Plan, are not liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt by the Agent of notice in writing of such death, with respect to the prices and times at which Common Stock is purchased or sold for a participant, or with respect to any fluctuation in market value before or after any purchase or sale of shares. Neither the Company nor the Agent can provide any assurance of a profit, or protect a participant from a loss, on shares of Common Stock purchased under the Plan. These limitations of liability do not affect any liabilities arising under the federal securities laws, including the Securities Act of 1933.

     The Agent may resign as administrator of the Plan at any time, in which case the Company shall appoint a successor administrator. In addition, the Company may replace the Agent with a successor administrator at any time.

SHARE CERTIFICATES

25.  ARE CERTIFICATES ISSUED TO PARTICIPANTS FOR COMMON STOCK
PURCHASED UNDER THE PLAN?

     Common Stock purchased under the Plan is registered in the name of the Agent or its nominee, as agent for the participants in the Plan.

     A certificate for any number of whole shares of Common Stock credited to a participant's Plan account will be issued to the participant upon written request to the Agent. Such requests will be handled by the Agent, normally within two weeks, at no charge to the participant. Any remaining whole shares of Common Stock and a fractional share of a Common Stock will continue to be credited to the participant's account. Certificates for fractional shares will not be issued under any circumstances.

26.  WHAT IS THE EFFECT ON A PARTICIPANT'S PLAN ACCOUNT IF A
PARTICIPANT REQUESTS A CERTIFICATE FOR WHOLE SHARES OF COMMON
STOCK HELD IN THE ACCOUNT?

     If a participant maintains an account for reinvestment of dividends, all dividends on the Common Stock for which a certificate is requested would continue to be reinvested under the Plan so long as such Common Stock remains registered in the participant's name. If the participant maintains a Plan account only for optional cash payments, dividends on Common Stock for which a certificate is requested would no longer be reinvested under the Plan unless and until the participant submits an Authorization Form to authorize reinvestment of dividends on Common Stock registered in the participant's name.

27.  MAY SHARES OF COMMON STOCK HELD IN CERTIFICATE FORM BE
DEPOSITED IN A PARTICIPANT'S PLAN ACCOUNT?

     Yes, whether or not the participant has previously authorized reinvestment of dividends, certificates registered in participant's name may be surrendered to Agent for deposit in participant's Plan account. All dividends on any Common Stock evidenced by certificates deposited in accordance with the Plan will automatically be reinvested. The participant should contact the Agent for the proper procedure to deposit certificates.

WITHDRAWAL FROM THE PLAN

28.  MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

     Yes, by providing written notice instructing the Agent to terminate the account.

29.  WHAT HAPPENS WHEN A PARTICIPANT TERMINATES AN ACCOUNT?

     If a participant's notice of termination is received by the Agent at least five business days prior to the record date for the next dividend payment date, reinvestment of dividends will cease as of the date notice of termination is received by the Agent. If the notice of termination is received later than five business days prior to the record date for a dividend payment date, the termination may not become effective until after the investment of any dividends to be invested as of that dividend payment date. Optional cash payments can be refunded if the written notice of termination is received by the Agent at least two business days prior to the next investment date.

     When terminating an account, the participant may request that a share certificate be issued for all whole shares of Common Stock held in the account. As soon as practicable after notice of termination is received, the Agent will send to the participant
(a) a certificate for all whole shares of Common Stock held in the account and (b) a check representing any uninvested optional cash payments remaining in the account and the value of any fractional shares of Common Stock held in the account. After an account is terminated, all dividends for the terminated account will be paid to the stockholder unless the stockholder re-elects to participate in the Plan.

     When terminating an account, the participant may request that all shares of Common Stock, both full and fractional, credited to the Plan account be sold or that certain of the Common Stock be sold and a certificate be issued for the remaining shares of Common Stock. The Agent will remit to the participant the proceeds of any sale of Common Stock, less any related brokerage commission, transfer tax or other fees incurred by the Agent allocable to the sale of such Common Stock.

30.  WHEN MAY A FORMER PARTICIPANT RE-ELECT TO PARTICIPATE IN THE
PLAN?

     Generally, any former participant may re-elect to participate at any time. However, the Agent reserves the right to reject any Authorization Form on the grounds of excessive joining and withdrawing. Such reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

SALE OF COMMON STOCK

31.  MAY A PARTICIPANT REQUEST THE COMMON STOCK HELD IN A PLAN
ACCOUNT BE SOLD?

     Yes. A participant may request that all or any part of the Common Stock held in a Plan account be sold, either when an account is being terminated (see Question 29) or without terminating the account. However, a fractional share of Common Stock will not be sold unless all Common Stock held in the account is sold.

     Within seven days after receipt of a participant's written request to sell Common Stock held in a Plan account, the Agent will place a sell order through a broker or dealer designated by the Agent. The participant will receive the proceeds of the sale less any brokerage commission, transfer tax or other fees incurred by the Agent allocable to the sale of such Common Stock. No participant shall have the authority or power to direct the date or sales price at which Common Stock may be sold. Proceeds of the sale will be forwarded by the Agent to the participant within thirty days after receipt of participant's request to sell.

32.  WHAT HAPPENS WHEN A PARTICIPANT SELLS OR TRANSFERS ALL THE
COMMON STOCK REGISTERED IN THE PARTICIPANT'S NAME?

     Once a Stockholder becomes a participant in the Plan, the Stockholder may remain a participant even if the participant thereafter disposes of all Common Stock registered in the participant's name. If a participant disposes of all Common Stock registered in the participant's name, the participant may continue to make optional cash payments, and the Agent will continue to reinvest the dividends on the Common Stock credited to the participant's account under the Plan unless the participant notifies the Agent that he or she wishes to terminate the account.

OTHER INFORMATION

33.  MAY COMMON STOCK HELD IN THE PLAN BE PLEDGED OR ASSIGNED?

     Common Stock while credited to the account of a participant under the Plan may not be pledged, sold or otherwise transferred, and any such purported pledge or sale shall be void. A participant who wishes to pledge, sell or transfer such Common Stock must request that a certificate for such Common Stock first be issued in the participant's name.

34.  WHAT HAPPENS IF THE COMPANY AUTHORIZES A SHARE DIVIDEND OR
SPLITS ITS SHARES?

     In the event of a share split or a dividend payable in Common Stock, the Agent will receive and credit to the participant's Plan account the applicable number of whole and/or fractional shares of Common Stock based both on the number of shares of Common Stock held in the participant's Plan account and the number of shares of Common Stock registered in the participant's own name as of the record date for the share dividend or split.

35.  WHAT HAPPENS IF THE COMPANY HAS A RIGHTS OFFERING?

     If the Company has a rights offering in which separately tradeable and exercisable rights are issued to registered holders of Common Stock, the rights attributable to whole shares of Common Stock held in a participant's Plan account will be transferred to the Plan participant as promptly as practicable after the rights are issued. Rights attributable to fractional shares of Common Stock will be sold, and the proceeds will be treated as an optional cash payment.

36.  HOW ARE A PARTICIPANT'S SHARES OF COMMON STOCK VOTED AT
SHAREHOLDER MEETINGS?

     Common Stock held for a participant in the Plan will be voted at shareholder meetings as such participant directs.
Participants will receive proxy materials from Home Properties.
Common Stock credited to a participant's
Plan account may also be voted in person at the meeting.

37.  MAY THE PLAN BE SUSPENDED OR TERMINATED?

     While the Company expects to continue the Plan indefinitely, the Company may suspend or terminate the Plan at any time. The Company also reserves the right to refuse optional cash payments from any person who, in the sole discretion of Home Properties, is attempting to circumvent the interests of the Plan by making excessive optional cash payments through multiple stockholder accounts or by engaging in arbitrage activities. Home Properties may also suspend, terminate or refuse participation in the Plan to any person if participation or any increase in the number of shares held by such person, would, in the opinion of the Board of Directors of Home Properties, jeopardize the status of the Company as a real estate investment trust.

38.  MAY THE PLAN BE AMENDED?

     The Plan may be amended or supplemented by Home Properties at any time or times, but except when necessary or appropriate to comply with law or the rules or policies of the Securities and Exchange Commission, the Internal Revenue Service or other regulatory authority or modification or amendments which do not materially affect the rights of participants, such amendment or supplement shall only be effective upon mailing appropriate written notice at least 30 days prior to the effective date thereof to each participant. The amendment or supplement shall be deemed to be accepted by a participant unless prior to the effective date thereof, Agent receives written notice of the termination of a participant's account. Any such amendment may include an appointment by Agent of a successor bank or Agent in which event Home Properties is authorized to pay such successor bank or Agent for the account of the participant, all dividends and distributions payable on Home Properties' shares of Common Stock held by the participant for application by such successor bank or Agent as provided in the Plan.

39.   WHAT HAPPENS IF THE PLAN IS TERMINATED?

     Each participant will receive (a) a certificate for all whole shares of Common Stock held in the participant's account and (b) a check representing the value of any fractional shares of Common Stock held in the participant's account and any uninvested dividends or optional cash payments held in the account.

 40.  WHO INTERPRETS AND REGULATES THE PLAN?

     The Company is authorized to issue such interpretations, adopt such regulations and take such action as it may deem reasonably necessary to effectuate the Plan. Any action to effectuate the Plan taken by the Company or the Agent in the good faith exercise of its judgment will be binding on participants.

41.  WHAT LAW GOVERNS THE PLAN?

     The terms and conditions of the Plan and its operation shall be governed by the laws of the State of New York.

FEDERAL INCOME TAX CONSEQUENCES

42.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF
PARTICIPATION IN THE PLAN?

     Participants are encouraged to consult their personal tax advisors with specific reference to their own tax situations and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchases of Common Stock under the Plan, the participant's tax basis and holding period for Common Stock acquired under the Plan and the character, amounts and tax treatment of any gain or loss realized on the disposition of Common Stock. The income tax consequences for participants who are not United States citizens or resident aliens are not discussed herein. The following is a brief summary of the material federal income tax considerations applicable to the Plan, is for general information only, and is not tax advice.

DIVIDEND REINVESTMENT

     In the case of Common Stock purchased by the Agent from the Company, a participant will be treated for federal income tax purpose as having received a dividend equal to the fair market value, as of the Investment Date, of the Common Stock purchased with reinvested dividends. With respect to Common Stock purchased by the Agent in open-market transactions, the Internal Revenue Service has indicated in somewhat similar situations that the amount of dividend received by a participant would include the fair market value of the Common Stock purchased with reinvested dividends and a pro-rata share of any brokerage commissions or other related charges (hereafter "Commissions") paid by the Company in connection with the Agent's purchase of the Common Stock on behalf of the participant.
The 3% discount will be treated as being part of the dividend received, as will any excess of the fair market value of the Common Stock on the Investment Date over the Market Price for the Common Stock under the Plan. As in the case of nonreinvested cash dividends, the dividends described above will constitute taxable "dividend" income to participants to the extent of the Company's current and accumulated earnings and profits allocable to the dividends and any excess dividends will constitute a return of capital which reduces the basis of a participant's Common Stock or results in gain to the extent such excess dividend exceeds the participant's tax basis in his or her Common Stock.
In addition, if the Company designates part or all of its dividends as capital gain dividends, such designated amounts would be treated by a participant as long-term capital gains.

     A participant's tax basis in his or her Common Stock acquired under the Plan will generally equal the total amount of dividends a participant is treated as receiving (as described above). A participant's holding period in such Common Stock generally begins on the day following the date on which such Common Stock is credited to the participant's Plan account.

OPTIONAL PURCHASES

     The Internal Revenue Service has indicated in somewhat similar situations that a participant who makes an optional cash purchase of Common Stock under the Plan will be treated as having received a distribution equal to the excess of the fair market value on the Investment Date of such Common Stock over the amount of optional cash payment made by the participant. Also, if the Common Stock is acquired by the Agent in an open-market transaction, then the Internal Revenue Service may assert that a participant will be treated as receiving an additional distribution equal to a pro-rata share of any Commissions paid by the Company on behalf of the participant. Any such distributions which the Participant is treated as receiving, including the 3% discount and the excess of the fair market value of the Common Stock on the Investment Date over the Market Price for the Common Stock under the Plan, would be taxable income or gain or reduce basis in Common Stock (or some combination thereof) under the rules described above.

     A participant's tax basis in his Common Stock acquired through an optional cash purchase under the Plan will generally equal the total amount of distributions a participant is treated as receiving (as described above). A participant's holding period for Common Stock purchased under the Plan generally will begin on the day following the date on which Common Stock credited to the participant's Plan account.

     In addition, all cash distributions paid with respect to all Common Stock credited to a participant's Plan account will be reinvested automatically. In that regard, see "Dividend
Reinvestment" above.

BACKUP WITHHOLDING AND ADMINISTRATIVE EXPENSES

     In general, any dividend reinvested under the Plan is not subject to federal income tax withholding. The Company or the Agent may be required, however, to deduct as "backup withholding" thirty-one percent (31%) of all dividends paid to any shareholder, regardless of whether such dividends are reinvested pursuant to the Plan. Similarly, the Agent may be required to deduct backup withholding from all proceeds of sales of Common Stock held in a Plan account. A participant is subject to backup withholding if: (a) the participant has failed to properly furnish the Company and the Agent with his or her correct tax identification number ("TIN"), (b) the Internal Revenue Service notifies the Company or the Agent that the TIN furnished by the participant is incorrect, (c) the Internal Revenue Service notifies the Company or the Agent that backup withholding should be commenced because the participant failed to report properly dividends paid to him or her or (d) when required to do so, the participant fails to certify, under penalties of perjury, that the participant is not subject to backup withholding. Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, dividends to be reinvested under the Plan by participants who are subject to backup withholding will be reduced by the backup withholding amount. Such withheld amounts constitute a credit on the participant's income tax return.

     While the matter is not free from doubt, the Company intends to take the position that administrative expenses of the Plan paid by the Company are not constructive distributions to participants.

DISPOSITION

     A participant may recognize a gain or loss upon receipt of a cash payment for a fractional share of Common Stock credited to a Plan account or when the Common Stock held in that account is sold at the request of the participant. A gain or loss may also be recognized upon a participant's disposition of Common Stock received from the Plan. The amount of any such gain or loss will be the difference between the amount realized (generally the amount of cash received) for the whole or fractional shares of Common Stock and the tax basis of such Common Stock. Generally, gain or loss recognized on the disposition of Common Stock acquired under the Plan will be treated for federal income tax purposes as a capital gain or loss.

43.  WHAT HAPPENS IF REINVESTMENT OF A PARTICIPANT'S DIVIDENDS OR
OPTIONAL CASH PAYMENTS WOULD CAUSE THE PARTICIPANT OR ANY OTHER
PERSON TO EXCEED THE WNERSHIP LIMIT SET FORTH IN THE COMPANY'S
ARTICLES OF INCORPORATION, OR WOULD OTHERWISE VIOLATE THE
COMPANY'S ARTICLES OF INCORPORATION?

     The Company's Articles of Incorporation places certain restrictions upon the ownership, directly or constructively, of the Common Stock, including the limitation of ownership of the Common Stock by any one person to 8% of the outstanding shares (the "Ownership Limit"), subject to certain exceptions. To the extent any reinvestment of dividends elected by a shareholder or investment of an optional cash payment would cause such shareholder, or any other person to exceed the Ownership Limit or otherwise violate the Company's Articles of Incorporation, such reinvestment or investment, as the case may be, would be void AB INITIO, and such shareholder will be entitled to receive dividends or a refund of his or her optional cash payment (each without interest) in lieu of such reinvestment or investment.

                         USE OF PROCEEDS

     The Company will receive proceeds from the sale of Common Stock purchased by the Agent directly from the Company. The proceeds from the sale of Common Stock offered pursuant to the Plan will be used for general Company purposes.
The Company has no basis for estimating either the number of Common Stock that will be sold pursuant to the Plan or the prices at which such Common Stock will be sold. The Company will not receive any proceeds from purchases of Common Stock by the Agent in the open market or in negotiated transactions.


                          LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Nixon, Hargrave, Devans & Doyle LLP, Rochester, New York.

                             EXPERTS

     The audited financial statements and schedule incorporated by reference in this Prospectus to the extent and for the periods indicated in their report have been audited by Coopers & Lybrand L.L.P., independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

SUMMARY
TABLE OF CONTENTS
PAGE
Prospectus Summary
Additional Information
Documents Incorporated  by Reference
The Company
Risk Factors
The Plan
Federal Income Tax
 Consequences
Use of Proceeds
Legal Matters
Experts



                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table is an itemized listing of expenses to be incurred by the Company in connection with the issuance and distribution of the shares of Common Stock being registered hereby, other than discounts and commissions:

        SEC Registration Fee                 $7,110.41
        NYSE Listing Fee                      1,500.00 *
        Legal Fees and Expenses                 500.00 *
        Accounting Fees and Expenses            500.00 *
        Blue Sky Fees and Expenses              250.00 *
                                              ----------
                Total                        $9,860.41*
                                              =========

*Estimate

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's officers and directors are and will be indemnified under Maryland law, the Articles of Incorporation of Home Properties and the Partnership Agreement ("Operating Partnership Agreement") of Home Properties of New York, L.P., a New York limited partnership of which the Company is the general partner, against certain liabilities. The Articles of Incorporation require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland. The Bylaws contain provisions which implement the indemnification provisions of the Articles of Incorporation.

     The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. No amendment of the Articles of Incorporation of Home Properties shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits Home Properties to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

     The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Articles of Incorporation of Home Properties contain a provision consistent with the MGCL. No amendment of the Articles of Incorporation shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

     The Operating Partnership Agreement also provides for indemnification of Home Properties and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Articles of Incorporation, and limits the liability of Home Properties and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to Home Properties and its stockholders is limited under Home Properties' Articles of Incorporation.

     Home Properties has entered into indemnification agreements with each of Home Properties' directors and officers. The indemnification agreements require, among other things, that Home Properties indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Home Properties also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under Home Properties' directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Articles of Incorporation and the Bylaws and the Operating Partnership Agreement of the Operating Partnership, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights it provides.

     Home Properties has purchased insurance under a policy that insures both Home Properties and its officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above.


ITEM 16. EXHIBITS

EXHIBIT
NO.         DESCRIPTION

4    Amended and Restated Dividend Reinvestment, Stock Purchase,
     Resident Stock Purchase and Employee Stock Purchase Plan

5 Opinion of Nixon, Hargrave, Devans & Doyle LLP regarding the validity of the securities being registered.

23.1 Consent of Coopers & Lybrand L.L.P.

23.2 Consent of Nixon, Hargrave, Devans & Doyle LLP (included as part of Exhibit 5).

25   Power of Attorney (included on signature page)


ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, New York, on the 9th day of April, 1998.

                              HOME PROPERTIES OF NEW YORK, INC.


                               By: /S/ AMY L. TAIT
                               ----------------------
                              Amy L. Tait
                              Executive Vice President


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Norman P. Leenhouts, Nelson B. Leenhouts, Richard J. Crossed and Amy L. Tait, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange
Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                          Title                Date
---------------                    -----                ----


/S/ NORMAN P. LEENHOUTS      Director, Chairman           April 9, 1998
Norman P. Leenhouts          and Co-Chief Executive
                             Officer (Principal
                             Executive Officer)


/S/ NELSON B. LEENHOUTS       Director, President         April 9, 1998
Nelson B. Leenhouts           and Co-Chief Executive
                              Officer (Principal
                              Executive Officer)


/S/ RICHARD J. CROSSED         Director, Executive        April 9, 1998
Richard J. Crossed             Vice President


/S/ AMY L. TAIT                Director, Executive Vice   April 9, 1998
Amy L. Tait                    President and Chief
                               Operating Officer


/S/ DAVID P. GARDNER           Vice President, Chief      April 9, 1998
David P. Gardner               Financial Officer and
                               Treasurer
                               (Principal Financial and
                               Accounting Officer)

/S/ BURTON S. AUGUST, SR.      Director                   April 9, 1998
Burton S. August, Sr.

/S/ WILLIAM BALDERSTON, III    Director                   April 9, 1998
William Balderston, III

/S/ ALAN L. GOSULE             Director                   April 9, 1998
Alan L. Gosule

/S/ LEONARD F. HELBIG, III     Director                   April 9, 1998
Leonard F. Helbig, III

/S/ ROGER W. KOBER             Director                   April 9, 1998
 Roger W. Kober


/S/ CLIFFORD W. SMITH, JR.     Director                   April 9, 1998
 Clifford W. Smith, Jr.

/S/ PAUL L. SMITH              Director                   April 9, 1998
Paul L. Smith

                Home Properties of New York, Inc.
                          EXHIBIT INDEX
                               to
               Registration Statement on Form S-3
                      File No. 333-_______


Exhibit             DESCRIPTION                        Location
  No.


4.1          Amended and Restated Dividend            Incorporated by
             Reinvestment, Stock Purchase,            reference to Form 8-K
             Resident Stock Purchase and              dated December 23, 1997
             Employee Stock Purchase Plan

4.2          Amendment No. One to Amended             Filed herewith
             and Restated Dividend Reinvestment,
             Stock Purchase, Resident Stock
             Purchase and Employee Stock
             Purchase Plan

5            Opinion of Nixon, Hargrave,               Filed herewith
             Devans & Doyle LLP regarding
             the validity of the securities
             being registered


23.1         Consent of Coopers & Lybrand L.L.P.       Filed herewith


23.2         Consent of Nixon, Hargrave, Devans        Included as part
             & Doyle LLP                               of Exhibit 5


25           Power of Attorney                         Included on
                                                       signature page